Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 25, 2013

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Ladies and Gentlemen:

Health Insurance Innovations, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 4,666,667 shares of its Class A common stock, par value $0.001 per share (the “Securities”), including 700,000 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion, when the Company files its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which has been filed as an exhibit to the Registration Statement, when the price at which the Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

2	January 25, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP